Exhibit 10.8

Department of Health and Human Services
National Institutes of Health
NATIONAL CENTER FOR ADVANCING TRANSLATIONAL SCIENCES

Notice of Award
FAIN# UH3TR003081
Federal Award Date
09/06/2021

Recipient Information

1. Recipient Name
UNIVERSITY OF CENTRAL FLORIDA BOARD OF TRUSTEES, THE
4000 CENTRAL FLORIDA BLVD

ORLANDO, FL 32816

2. Congressional District of Recipient
07

3. Payment System Identifier (ID)
1592924021A1

4. Employer Identification Number (EIN)
592924021

5. Data Universal Numbering System (DUNS)
150805653

6. Recipient's Unique Entity Identifier

7. Project Director or Principal Investigator
James J Hickman, PHD (Contact)
Professor
jhickman@mail.ucf.edu
407-823-1925

8. Authorized Official
Lynn Aitken

Federal Agency Information

9. Awarding Agency Contact Information
Shannon Oden
Grants Management Specialist
NATIONAL CENTER FOR ADVANCING TRANSLATIONAL SCIENCES
odens@mail.nih.gov
301.594.3028

10. Program Official Contact Information
Danilo A. Tagle
Associate Director For Special Initiatives
NATIONAL CENTER FOR ADVANCING TRANSLATIONAL SCIENCES
tagled@mail.nih.gov
301-594-8064

Federal Award Information

11. Award Number
4UH3TR003081-02

12. Unique Federal Award Identification Number (FAIN)
UH3TR003081

13. Statutory Authority
42 USC 241 31 USC 6305 42 CFR 52

14. Federal Award Project Title
Multi-organ human-on-a-chip system to address overdose and acute and chronic efficacy and off-target toxicity

15. Assistance Listing Number
93.350

16. Assistance Listing Program Title
National Center for Advancing Translational Sciences

17. Award Action Type
Extension with or without funds

18. Is the Award R&D?
Yes

Summary Federal Award Financial Information

19. Budget Period Start Date 09/07/2021 **– End Date** 07/31/2024	
20. Total Amount of Federal Funds Obligated by this Action	$2,381,424
20 a. Direct Cost Amount	$2,018,325
20 b. Indirect Cost Amount	$363,099
21. Authorized Carryover	$0
22. Offset	$0
23. Total Amount of Federal Funds Obligated this budget period	$2,381,424
24. Total Approved Cost Sharing or Matching, where applicable	$0
25. Total Federal and Non-Federal Approved this Budget Period	$2,381,424
26. Project Period Start Date 09/27/2019 **– End Date** 07/31/2024	
27. Total Amount of the Federal Award including Approved Cost Sharing or Matching this Project Period	$4,079,273

28. Authorized Treatment of Program Income
Additional Costs

29. Grants Management Officer - Signature
Artisha Eatmon

30. Remarks
Acceptance of this award, including the "Terms and Conditions," is acknowledged by the recipient when funds are drawn down or otherwise requested from the grant payment system.

SECTION I – AWARD DATA – 4UH3TR003081-02

Principal Investigator(s):
James J Hickman (contact), PHD
MICHAEL L SHULER, PHD

Award e-mailed to: osp@ucf.edu

Dear Authorized Official:

The National Institutes of Health hereby awards a grant in the amount of $2,381,424 (see "Award Calculation" in Section I and "Terms and Conditions" in Section III) to UNIVERSITY OF CENTRAL FLORIDA BOARD OF TRUSTEES in support of the above referenced project. This award is pursuant to the authority of 42 USC 241 31 USC 6305 42 CFR 52 and is subject to the requirements of this statute and regulation and of other referenced, incorporated or attached terms and conditions.

Acceptance of this award, including the "Terms and Conditions," is acknowledged by the recipient when funds are drawn down or otherwise requested from the grant payment system.

Each publication, press release, or other document about research supported by an NIH award must include an acknowledgment of NIH award support and a disclaimer such as "Research reported in this publication was supported by the National Center For Advancing Translational Sciences of the National Institutes of Health under Award Number UH3TR003081. The content is solely the responsibility of the authors and does not necessarily represent the official views of the National Institutes of Health." Prior to issuing a press release concerning the outcome of this research, please notify the NIH awarding IC in advance to allow for coordination.

Award recipients must promote objectivity in research by establishing standards that provide a reasonable expectation that the design, conduct and reporting of research funded under NIH awards will be free from bias resulting from an Investigator's Financial Conflict of Interest (FCOI), in accordance with the 2011 revised regulation at 42 CFR Part 50 Subpart F. The Institution shall submit all FCOI reports to the NIH through the eRA Commons FCOI Module. The regulation does not apply to Phase I Small Business Innovative Research (SBIR) and Small Business Technology Transfer (STTR) awards. Consult the NIH website http://grants.nih.gov/grants/policy/coi/ for a link to the regulation and additional important information.

If you have any questions about this award, please direct questions to the Federal Agency contacts.

Sincerely yours,

Artisha Eatmon
Grants Management Officer
NATIONAL CENTER FOR ADVANCING TRANSLATIONAL SCIENCES

Additional information follows

Cumulative Award Calculations for this Budget Period (U.S. Dollars)

Salaries and Wages	$313,878
Fringe Benefits	$45,897
Personnel Costs (Subtotal)	$359,775
Consultant Services	$120,000
Materials & Supplies	$246,393
Travel	$9,450
Other	$14,382
Subawards/Consortium/Contractual Costs	$1,268,325
Federal Direct Costs	$2,018,325
Federal F&A Costs	$363,099
Approved Budget	$2,381,424
Total Amount of Federal Funds Authorized (Federal Share)	$2,381,424
TOTAL FEDERAL AWARD AMOUNT	$2,381,424
AMOUNT OF THIS ACTION (FEDERAL SHARE)	$2,381,424

SUMMARY TOTALS FOR ALL YEARS (for this Document Number)		
YR	**THIS AWARD**	**CUMULATIVE TOTALS**
2	$2,381,424	$2,381,424

Fiscal Information:

Payment System Identifier: 1592924021A1
Document Number: UTR003081B
PMS Account Type: P (Subaccount)
Fiscal Year: 2021

IC	CAN	2021
NS	8039303	$2,381,424

NIH Administrative Data:
PCC: 4OPTC18 / **OC**: 41029 / **Released**: Eatmon, Artisha 09/01/2021
Award Processed: 09/06/2021 12:07:54 AM

SECTION II – PAYMENT/HOTLINE INFORMATION – 4UH3TR003081-02

For payment and HHS Office of Inspector General Hotline information, see the NIH Home Page at http://grants.nih.gov/grants/policy/awardconditions.htm

SECTION III – STANDARD TERMS AND CONDITIONS – 4UH3TR003081-02

This award is based on the application submitted to, and as approved by, NIH on the above-titled project and is subject to the terms and conditions incorporated either directly or by reference in the following:

a. The grant program legislation and program regulation cited in this Notice of Award.
b. Conditions on activities and expenditure of funds in other statutory requirements, such as those included in appropriations acts.
c. 45 CFR Part 75.
d. National Policy Requirements and all other requirements described in the NIH Grants Policy Statement, including addenda in effect as of the beginning date of the budget period.
e. Federal Award Performance Goals: As required by the periodic report in the RPPR or in the final progress report when applicable.
f. This award notice, INCLUDING THE TERMS AND CONDITIONS CITED BELOW.

(See NIH Home Page at http://grants.nih.gov/grants/policy/awardconditions.htm for certain references cited above.)

Research and Development (R&D): All awards issued by the National Institutes of Health (NIH) meet the definition of "Research and Development" at 45 CFR Part§ 75.2**.** As such, auditees should identify NIH awards as part of the R&D cluster on the Schedule of Expenditures of Federal Awards (SEFA). The auditor should test NIH awards for compliance as instructed in Part V, Clusters of Programs. NIH recognizes that some awards may have another classification for purposes of indirect costs. The auditor is not required to report the disconnect (i.e., the award is classified as R&D for Federal Audit Requirement purposes but non-research for indirect cost rate purposes), unless the auditee is charging indirect costs at a rate other than the rate(s) specified in the award document(s).

This institution is a signatory to the Federal Demonstration Partnership (FDP) Phase VII Agreement which requires active institutional participation in new or ongoing FDP demonstrations and pilots.

Carry over of an unobligated balance into the next budget period requires Grants Management Officer prior approval.

This award is subject to the requirements of 2 CFR Part 25 for institutions to receive a Dun & Bradstreet Universal Numbering System (DUNS) number and maintain an active registration in the System for Award Management (SAM). Should a consortium/subaward be issued under this award, a DUNS requirement must be included. See http://grants.nih.gov/grants/policy/awardconditions.htm for the full NIH award term implementing this requirement and other additional information.

This award has been assigned the Federal Award Identification Number (FAIN) UH3TR003081. Recipients must document the assigned FAIN on each consortium/subaward issued under this award.

Based on the project period start date of this project, this award is likely subject to the Transparency Act subaward and executive compensation reporting requirement of 2 CFR Part 170. There are conditions that may exclude this award; see http://grants.nih.gov/grants/policy/awardconditions.htm for additional award applicability information.

In accordance with P.L. 110-161, compliance with the NIH Public Access Policy is now mandatory. For more information, see NOT-OD-08-033 and the Public Access website: http://publicaccess.nih.gov/.

This award represents the final year of the competitive segment for this grant. See the NIH Grants Policy Statement Section 8.6 Closeout for complete closeout requirements at: http://grants.nih.gov/grants/policy/policy.htm#gps.

A final expenditure Federal Financial Report (FFR) (SF 425) must be submitted through the eRA Commons (Commons) within 120 days of the period of performance end date; see the NIH Grants Policy Statement Section 8.6.1 Financial Reports, http://grants.nih.gov/grants/policy/policy.htm#gps, for additional information on this submission requirement. The final FFR must indicate the exact balance of unobligated funds and may not reflect any unliquidated obligations. There must be no discrepancies between the final FFR expenditure data and the Payment Management System's (PMS) quarterly cash transaction data. A final quarterly federal cash transaction report is not required for awards in PMS B subaccounts (i.e., awards to foreign entities and to Federal agencies). NIH will close the awards using the last recorded cash drawdown level in PMS for awards that do not require a final FFR on expenditures or quarterly federal cash transaction reporting. It is important to note that for financial closeout, if a grantee fails to submit a required final expenditure FFR, NIH will close the grant using the last recorded cash drawdown level. If the grantee submits a final expenditure FFR but does not reconcile any discrepancies between expenditures reported on the final expenditure FFR and the last cash report to PMS, NIH will close the award at the lower amount. This could be considered a debt or result in disallowed costs.

A Final Invention Statement and Certification form (HHS 568), (not applicable to training, construction, conference or cancer education grants) must be submitted within 120 days of the expiration date. The

HHS 568 form may be downloaded at: http://grants.nih.gov/grants/forms.htm. This paragraph does not apply to Training grants, Fellowships, and certain other programs—i.e., activity codes C06, D42, D43, D71, DP7, G07, G08, G11, K12, K16, K30, P09, P40, P41, P51, R13, R25, R28, R30, R90, RL5, RL9, S10, S14, S15, U13, U14, U41, U42, U45, UC6, UC7, UR2, X01, X02.

Unless an application for competitive renewal is submitted, a Final Research Performance Progress Report (Final RPPR) must also be submitted within 120 days of the period of performance end date. If a competitive renewal application is submitted prior to that date, then an Interim RPPR must be submitted by that date as well. Instructions for preparing an Interim or Final RPPR are at: https://grants.nih.gov/grants/rppr/rppr_instruction_guide.pdf. Any other specific requirements set forth in the terms and conditions of the award must also be addressed in the Interim or Final RPPR. *Note that data reported within Section I of the Interim and Final RPPR forms will be made public and should be written for a lay person audience*.

NIH strongly encourages electronic submission of the final invention statement through the Closeout feature in the Commons, but will accept an email or hard copy submission as indicated below.

Email: The final invention statement may be e-mailed as PDF attachments to: NIHCloseoutCenter@mail.nih.gov.

Hard copy: Paper submissions of the final invention statement may be faxed to the NIH Division of Central Grants Processing, Grants Closeout Center, at 301-480-2304, or mailed to:

National Institutes of Health
Office of Extramural Research
Division of Central Grants Processing
Grants Closeout Center
6705 Rockledge Drive
Suite 5016, MSC 7986
Bethesda, MD 20892-7986 (for regular or U.S. Postal Service Express mail)
Bethesda, MD 20817 (for other courier/express deliveries only)

NOTE: If this is the final year of a competitive segment due to the transfer of the grant to another institution, then a Final RPPR is not required. However, a final expenditure FFR is required and should be submitted electronically as noted above. If not already submitted, the Final Invention Statement is required and should be sent directly to the assigned Grants Management Specialist.

This award is funded by the following list of institutes. Any papers published under the auspices of this award must cite the funding support of all institutes.

National Institute Of Neurological Disorders And Stroke (NINDS)

In accordance with the regulatory requirements provided at 45 CFR 75.113 and Appendix XII to 45 CFR Part 75, recipients that have currently active Federal grants, cooperative agreements, and procurement contracts with cumulative total value greater than $10,000,000 must report and maintain information in the System for Award Management (SAM) about civil, criminal, and administrative proceedings in connection with the award or performance of a Federal award that reached final disposition within the most recent five-year period. The recipient must also make semiannual disclosures regarding such proceedings. Proceedings information will be made publicly available in the designated integrity and performance system (currently the Federal Awardee Performance and Integrity Information System (FAPIIS)). Full reporting requirements and procedures are found in Appendix XII to 45 CFR Part 75. This term does not apply to NIH fellowships.

Treatment of Program Income:

Additional Costs

SECTION IV – TR SPECIFIC AWARD CONDITIONS – 4UH3TR003081-02

SUBJECT FOA
This award is subject to the conditions set forth in TR19-003, "HEAL Initiative: Tissue Chips to Model Nociception, Addiction, and Overdose (UG3/UH3 Clinical Trial Not Allowed)," which are hereby incorporated by reference as special terms and conditions of this award. Copies of this Funding Opportunity Announcement can be found at the following link: https://grants.nih.gov/grants/guide/rfa-files/RFA-TR-19-003.html

NCATS FUNDING PLAN FOR FY2021
This award reflects the NCATS FY2021 grants funding policy: https://ncats.nih.gov/funding/review/policy.

MULTIPLE PI
The Principal Investigator/Program Director is defined as any individual judged by the applicant organization to have the appropriate level of authority and responsibility to direct the award activities supported by the award. Each principal investigator is responsible and accountable to the applicant organization for the proper conduct of the award activities including the submission of all required reports. The presence of more than one identified PI on an application or award diminishes neither the responsibility nor the accountability of any individual PI.
The following individuals have been identified as PIs by the award recipient:

James Hickman
Michael Shuler

KEY PERSONNEL
In addition to the PI, the following individuals are named as key personnel:

Lance MacMahon
Stephan Schmidt
Xiufang Guo
Christopher McAleer
Christopher Long
Patrick Tighe

Written prior approval is required if any of the individual(s) named above withdraws from the project entirely, is absent from the project during any continuous period of 3 months or more, or reduces time devoted to the project by 25 percent or more from the level that was approved at the time of award.

CO-FUNDING
This award reflects support from the National Institute of Neurological Disorders and Stroke in the amount of $2,381,424 total costs.

RECYCLING FUTURE BUDGET PERIOD START DATES

In order to redistribute awards more evenly throughout the fiscal year, this grant has been issued with a 35-month initial budget period with 36 months of monetary support.

MULTI-YEAR PROGRESS REPORT
NIH requires that all multi-year funded awards submit an annual progress report. The annual progress report is due each year on or before 8/1. Instructions on how to submit the report through the eRA Commons are posted at http://grants.nih.gov/grants/policy/myf.htm

HEAL Data Sharing Platform Requirements
NIH intends to maximize the impact of HEAL Initiative-supported projects through broad and rapid data sharing. As a requirement of the **HEAL Initiative Public Access and Data Sharing Policy** (https://heal.nih.gov/data/public-access-data), and in line with the new **NIH Policy for Data Management and Sharing** (https://grants.nih.gov/grants/guide/notice-files/NOT-OD-21-013.html), all HEAL Initiative award recipients, regardless of the amount of direct costs requested for any budget or project period, are required to include a Data Management and Sharing Plan outlining how scientific data, accompanying metadata, other relevant data, and associated documentation will be managed and shared. The plan should describe data types, file formats, submission timelines, and standards used in collecting or processing the data. It is expected that data generated by HEAL Initiative-funded projects will be submitted to study-appropriate domain-specific or generalist repositories in consultation with the HEAL Data Stewardship Group to ensure the data is accessible via the HEAL Initiative Data Ecosystem. Recipients shall consult with the HEAL Data Stewardship Group to follow requirements and timelines developed through the HEAL Initiative Data Ecosystem, for example, use of HEAL Data Ecosystem resources including but not limited to recommended repositories, clinical data elements, metadata standards, and data dictionaries.

As a standard term and condition of award all data collected as part of the NIH HEAL Initiative are so collected under a Certificate of Confidentiality and entitled to the protections thereof. Institutions who receive Data and/or Materials from this award for performance of activities under this award are required to use the Data and/or Materials only as outlined by the NIH HEAL Initiative, in a manner that is consistent with applicable state and federal laws and regulations, including any informed consent requirements and the terms of the institution's NIH funding, including 42 U.S.C. 241(d). Failure to adhere to the terms and conditions of the award NIH may take one or more enforcement actions which include disallowing costs, withholding of further awards, or wholly or partly suspending the grant, pending corrective action.

It is expected that all data collected by award recipients and their collaborators as part of the NIH HEAL Initiative will be accessible via the HEAL Data Ecosystem. Award recipients and their collaborators are required to acknowledge HEAL Initiative support by referencing in the acknowledgement sections of any relevant publication the following terminology "the HEAL Initiative (https://heal.nih.gov/)". For more information regarding HEAL Initiative data sharing, visit the HEAL Initiative Data Ecosystem.

HEAL Initiative studies conducting clinical research or research involving human subjects must meet the following additional requirements:

> HEAL Initiative trials that are required to register in clinicaltrials.gov should reference support from and inclusion in the HEAL Initiative by including the standardized terms "the HEAL Initiative (https://heal.nih.gov/)" in the Study Description Section.

All new HEAL clinical pain studies are required to submit their case-report forms/questionnaires to the HEAL Clinical Data Elements (CDE) Program. The program will create the CDE files containing standardized variable names, responses, coding, and other information. The program will also format the case-report forms in a standardized way that is compliant with accessibility standards under Section 508 of the Rehabilitation Act of 1973 (29 U.S.C § 794 (d)), which "require[s] Federal agencies to make their electronic and information technology accessible to people with disabilities." HEAL Initiative clinical studies that are using copyrighted questionaries are required to obtain licenses for use prior to initiating data collection. Licenses must be shared with the HEAL CDE team and the program officer prior to use of copyrighted materials. For additional information, visit the HEAL CDE Program.
To the extent possible, HEAL awardees are expected to integrate broad data sharing consent language into their informed consent forms.

Declaration of Exceptional Circumstances (DECs)
This award is funded through the NIH HEAL Initiative (https://www.nih.gov/research-training/medical-research-initiatives/heal-initiative). The requirements here include, but are not limited to, reporting requirements and data sharing are incorporated due to the need to respond to the national opioid public health crisis. As part of the response to this crisis, the NIH intends to maximize the availability of publications and the sharing of underlying data for NIH HEAL Initiative supported research projects. Award recipients are expected to cooperate and comply with all NIH data sharing including the aforementioned central data sharing platform requirements developed for this public health emergency during the project period

Participation in Annual Investigator Meetings
The NIH HEAL Initiative will require a high level of coordination and sharing between investigators. It is expected that NIH HEAL Initiative recipients will cooperate and coordinate their activities after awards are made by participating in Program Director/ Principal Investigator (PD/PI) meetings, including an annual HEAL Investigators Meeting, as well as other activities.

CONSORTIUM
This award includes funds awarded for subcontractual/consortium activity with Hesperos, Inc. in the amount of $1,268,325 total costs ($422,775 each year). Consortia are to be established and administered as described in the NIH Grants Policy Statement (NIH GPS). The referenced section of the NIH GPS, Part II Chapter 15 is available at: http://grants.nih.gov/grants/policy/nihgps/nihgps.pd

UG3/UH3 MILESTONES
The Milestones Funding Plan (MFP) below was developed by NCATS in collaboration with the Principal Investigator(s). Milestones and success criteria have been established that will be used to determine if the research efforts funded by this award should be continued or discontinued. Failure to achieve a milestone according to the timeline may result in postponement and/or termination of funding for subsequent project activities. When indicated, a prerequisite outcome from a prior "go/no-go" decision point is required before initiating the proposed project activity. A Milestone Report shall be included in the next non-competing progress report.

Milestone Plan:
UH3 Phase (Years 3-5)

Milestone 2.1	Establish physiology of repeat dose (at day 7, 14, 21 and 28) opiate overdose followed by naloxone treatment of 5-organ system. GO/NO-GO

Success Criteria:	Demonstrate >60% viability and function of each module as described in Milestone 1.1 during the 28 day experiment as described in 1.4 (n=3).
Rationale:	These experiments will determine the effects of repeat opiate overdose followed by naloxone treatment on the organ modules of the 4-organ system and are the key experiments in the proposal.
Milestone 2.2	Establish the response of chronically-dosed opiate, 4-organ system with monocytes and microglia to repeat opiate overdose and subsequent LPS challenge.
Success Criteria:	Demonstrate at least at 30% increase in one immune cell for markers (CD40 +, CD86+ CD206+) after LPS induction when chronically dosed with at least one opiate, and statistically evaluate if the chronic opiate dosing causes changes of at least 30% in each cell type as described in Milestone 1.1 in the 4-organ system, in viability and functionality (n=3).
Rationale:	These experiments will determine the effects of LPS (200ng/mL) on the organ modules of the 5-organ system with immune cells after repeat-opiate overdose. Microglial cells are emphasized due to their important role in opiate tolerance, dependence, hyperalgesia, and overdose. However, the monocyte containing system will also be evaluated and considered for translation.
Milestone 2.3	Establish the response of chronically-dosed opiate, 4-organ system with immune cells to repeat opiate overdose and naloxone rescue. GO/NO-GO
Success Criteria:	Demonstrate at least a 30% recovery of opiate-induced neuronal firing rate deficiency in 4-organ systems with incorporation of one type of immune cell via dosing of naloxone over at least two overdose and naloxone recovery intervals. Statistically evaluate if the repeat overdose and naloxone recovery causes changes of at least a 30% change in each cell type as described in Milestone 1.1 in the 4-organ system, in viability and functionality (n=3).
Rationale:	These experiments will determine the effects of LPS (200 ng/mL) on the organ modules of the 4-organ system with one type of cell after repeat-opiate overdose and naloxone rescue. Development of these models will facilitate detailed investigations into the effects of repeat naloxone administration in the context of opiate-overdose on organ modules in the 4-organ system.
Milestone 2.4	Develop a PK/PD model that predicts clinical outcomes of naloxone treatment that can account for comorbidities, age and other important parameters.
Success Criteria:	Developing a PK/PD model that predicts dosing of opiate overdose and naloxone treatment with 75% of measured values. Predict retrospectively 3 clinical outcomes supplied by NIH staff.
Rationale:	These experiments establish a PK/PD model to begin predicting the effects of repeat opiate overdose and naloxone rescue on a diverse patient population.
Milestone 2.5	Establish the response of the low-dose opiate, cardiomyopathy comorbidity 4-O system after repeat overdose and naloxone rescue.
Success Criteria	Maintain viability (>85%) and function of each module for at least two overdose and naloxone rescue intervals in opiate-treated 4-organ systems, in which the cardiac module shows at least a 20% baseline dysfunction in beat frequency, field potential duration (QT surrogate), or force generation (n=3). Statistically evaluate if the repeat overdose and naloxone recovery causes changes of at least a 30% change in other cell types in the 4-organ system, in viability and functionality as described in Milestone 1.1 (n=3).

Rationale:	These experiments establish a model to begin understanding the effects of repeat opiate overdose and naloxone rescue on patients with cardiomyopathy in the context of a 4-O human-on-a-chip system.
Milestone 2.6	Establish the response of the low-dose opiate, hepatitis comorbidity 4-O system after repeat overdose and naloxone rescue.
Success Criteria:	Maintain viability (>85%) and function of each module for at least two overdose and naloxone rescue intervals opiate-treated 4-organ systems in which the baseline liver physiology (CYP3A4 activity) is at least >30% lower compared to healthy liver control systems (n=3).
Rationale:	These experiments establish a model to begin understanding the effects of repeat opiate overdose and naloxone rescue on patients with hepatitis (impaired liver physiology) in the context of a 4-O human-on-a-chip system.



UG3
UH3
Year 1
Year 2
Year 3
Year 4
Year 5
Aim 1
Exp. 1
Exp. 2
Exp. 3
Aim 2
Exp. 1
Exp. 2
Exp. 3
Exp. 4
Aim 3
Exp. 1
Exp. 2
Exp. 3
Exp. 4
Exp. 5
Aim 4
Exp. 1
Exp. 2
1.1 GO/NO-GO
1.5 GO/NO-GO
1.2
1.3
1.4
1.6 GO/NO-GO
2.1 GO/NO-GO
2.2
2.3 GO/NO-GO
2.4
2.5
2.6

References

[1] A.R. Lorier, J. Lipski, G.D. Housley, J.J. Greer, G.D. Funk, ATP sensitivity of preBötzinger complex neurones in neonatal rat in vitro: mechanism underlying a P2 receptor-mediated increase in inspiratory frequency, The Journal of physiology 586 (5) (2008) 1429-1446.

[2] J.D. Zwicker, V. Rajani, L.B. Hahn, G.D. Funk, Purinergic modulation of preBötzinger complex inspiratory rhythm in rodents: the interaction between ATP and adenosine, The Journal of physiology 589(Pt 18) (2011) 4583-4600.

[3] P. Lu, R.C. Hudgins, X. Liu, Z.K. Ford, M.C. Hofmann, L.F. Queme, M.P. Jankowski, Upregulation of P2Y1 in neonatal nociceptors regulates heat and mechanical sensitization during cutaneous inflammation, Mol. Pain 13 (2017) 1744806917730255.

[4] Y. Cui, K. Kam, D. Sherman, W.A. Janczewski, Y. Zheng, J.L. Feldman, Defining preBötzinger Complex Rhythm- and Pattern-Generating Neural Microcircuits In Vivo, Neuron 91(3) (2016) 602-614.

Cooperative Agreement Terms and Conditions of Award

The following special terms of award are in addition to, and not in lieu of, otherwise applicable U.S. Office of Management and Budget (OMB) administrative guidelines,

U.S. Department of Health and Human Services (DHHS) grant administration regulations at 45 CFR Part 75, and other HHS, PHS, and NIH grant administration policies.

The administrative and funding instrument used for this program will be the cooperative agreement, an "assistance" mechanism (rather than an "acquisition" mechanism), in which substantial NIH programmatic involvement with the awardees is anticipated during the performance of the activities. Under the cooperative agreement, the NIH purpose is to support and stimulate the recipients' activities by involvement in and otherwise working jointly with the award recipients in a partnership role; it is not to assume direction, prime responsibility, or a dominant role in the activities. Consistent with this concept, the dominant role and prime responsibility resides with the awardees for the project as a whole, although specific tasks and activities may be shared among the awardees and the NIH as defined below.

The PD(s)/PI(s) will have the primary responsibility for:

Defining the details and goals of the project as a whole within the guidelines of this FOA.

Determining experimental approaches, designing protocols, setting project milestones and conducting experiments.

Adhering to the NIH policies regarding intellectual property, data release and other policies that might be established during the course of this activity.

Submitting monthly/quarterly progress reports during the UG3 phase, in a format as agreed upon by the trans-NIH Microphysiological Systems Working Group. Projects that are selected for continued support through the UH3 mechanism will submit progress reports also on a monthly/quarterly basis.

Accepting and implementing any other common guidelines and procedures developed for the Tissue Chip Program for Diseases Modeling and Efficacy Testing and approved by the trans-NIH Microphysiological Systems Working Group.

Accepting and participating in the highly collaborative nature of the NIH Tissue Chips program.

Attending bi-annual Tissue Chip (TC) Consortium meetings organized by the NIH.

Managing all data acquired in a coherent database that will be available to government and private partners.

Coordinating, cooperating, and participating with NIH staff in the scientific, technical, and administrative management.

Identifying and maintaining infrastructure and collaborations needed to support the development of the proposed pain/OUD model(s).

When needed, working with private partners to acquire and maintain reference compounds that industry partners will provide.

Working with NIH Program Officials and industry partners to establish context of use, standardizing and validating approaches.

Performing established standardization and validation milestones.

Ensuring that all affiliated staff will maintain the confidentiality of the information developed by the investigations, including, without limitation, informatics tools, protocols, data analysis, conclusions, etc. per policies approved by the consortium as well as any confidential information received by third party collaborators.

Analyzing, publishing and/or publicly releasing and disseminating results, data and other products of the study in a timely manner, concordant with the approved plan for making quality-assured data and materials available to the scientific community and the NIH, consistent with NIH policies and goals of the FOA.

Participating in a cooperative and interactive manner with NIH staff, TC investigators and one another.

Sharing data, materials, informatics tools, methods, information and unique resources that are generated by the project as appropriate and in accordance with NIH policies in order to facilitate progress and consistent with achieving the goals of the MPS program.

Working with the members of TC Consortium to establish agreements that address the following issues: (1) procedures for data sharing among consortium members and data sharing with industry partners, as appropriate; (2) procedures for safeguarding

confidential information, including without limitation, any data generated by the consortium as well as information and/or data received from external collaborators; (3) procedures for addressing ownership of intellectual property that result from aggregate multi-party data; (4) procedures for sharing biospecimens under an overarching MTA amongst consortium members that operationalizes material transfer in an efficient and expeditious manner as appropriate and consistent with achieving the goals of the program; (5) procedures for reviewing publications, determining authorship, and industry access to publications.

Ensuring that for activities that involve academic and/or industry collaborations within and outside the TC Consortium there are appropriate research collaboration agreements (e.g. CRA, CDA, MTA etc.) with terms that ensure the collaboration is conducted in accordance with the Cooperative Agreement terms of award as well as any additional applicable NIH policies and procedures.

Ensuring that the research is conducted in accordance with processes and goals as delineated in this Funding Opportunity Announcement.

Upon completion or termination of the project, ensuring all study materials, tools, databases and procedures developed from the project are broadly available (e.g., putting into the public domain) or made accessible to the research community according to the NIH-approved plan submitted for each project, for making data and materials available to the scientific community and the NIH for the conduct of research. The data sharing plan should include a plan to accomplish this within 90 days of the end of the study.

Publications

The Principal Investigator will be responsible for the timely submission of all abstracts, manuscripts and reviews (co)authored by project investigators and supported in whole or in part under this Cooperative Agreement. The Principal Investigator and Project Leaders are requested to submit manuscripts to the NIH Project Scientist within two weeks of acceptance for publication so that an up-to-date summary of program accomplishments can be maintained. Publications and oral presentations of work conducted under this Cooperative Agreement are the responsibility of the Principal Investigator and appropriate Project Leaders and will require appropriate acknowledgement of NIH support. Timely publication of major findings is expected.

Communication Plans

The Principal Investigator will be responsible for:

Participating in regular (monthly) conference calls with all NIH TC Project Team members.

Coordinating efforts with other awardees, especially in circumstances where synergy of efforts and resources is beneficial to the overall goals of the MPS program.

Participating and presenting findings at the semi-annual workshops convened by the NIH.

Coordinating or jointly publishing findings in a timely manner, and as to have the broadest impact.

Making new information and materials known to the research community in a timely manner through publications, web announcements, reports to the NIH Tissue Chip Project Scientist, and other mechanisms.

Performance Requirements

The Principal Investigator will be responsible for:

Meeting yearly milestones as defined by investigators and NIH Program Officer at the time of award.

Working with, cooperatively interacting with, and actively seeking input from NIH.

Sharing broadly data and biological specimens with academic, industry and government researchers is a critical feature of this program that is consistent with applicable laws, regulations, and policies. All subjects must be properly consented to allow appropriate sample and data distribution to researchers in academics and industry.

Attending one in person "kickoff meeting" at the beginning of the award period; this meeting will serve as an organizing workshop together with NIH staff, including

representatives from the trans-NIH Microphysiological Systems Working Group. The workshop will go over Terms and Conditions of Awards for the UG3/UH3 phases, TC Consortium responsibilities and duties, and provide an opportunity for awardees to describe their project to the consortium.

Attending semi-annual consortium meetings to be held in the Washington/Maryland region.

Intellectual Property

The successful development of disease models using microphysiological systems platform and the integration of these microsystems within a common platform may require either substantial investment and support by private sector industries, and/or may involve collaborations with other organizations such as academic, other government agencies, and/or non-profit research institutions not directly involved in the NIH-funded Tissue Chip program. NIH recognizes that intellectual property rights are likely to play an important role in achieving the goals of this program. To this end, all awardees shall understand and acknowledge the following:

The awardee is solely responsible for the timely acquisition of all appropriate proprietary rights, including intellectual property rights, and all materials needed for the applicant to perform the project.

Before, during, and subsequent to the award, the U.S. Government is not required to obtain for the awardee any proprietary rights, including intellectual property rights, or any materials needed by the awardee to perform the project.

The awardee is required to report to the U.S. Government all inventions made in the performance of the project, as specified by 35 U.S.C. Sect. 202 (Bayh-Dole Act).

Data

Awardees will retain custody of and have primary rights to the data and resources developed under these awards, subject to Government rights of access consistent with current HHS, PHS, and NIH policies.

NIH staff have substantial programmatic involvement that is above and beyond the normal stewardship role in awards.

NCATS will designate program staff, including a Program Officer, to provide stewardship and administrative oversight of the cooperative agreement. The Program Officer will be named in the Notice of Award (NoA).

NIH Tissue Chip Project Scientists are members of the trans-NIH Microphysiological Systems Working Group that will have substantial scientific/programmatic involvement in the technical assistance, advice and coordination of this team; the NIH Tissue Chip Project Scientists will facilitate and not direct the activities of the team.

Specifically, the NIH Tissue Chip Project Scientist will be substantially involved in this project as follows:

Coordinate and facilitate the activities of the program, attend and participate in all meetings of the TC Consortium.

Work with Project Scientists from the trans-NIH Microphysiological Systems Working Group to review the scientific progress and administrative accomplishments of the awardees, and review the project for compliance with operating policies and procedures, including meeting milestones. Based on this review, the Program Officer may recommend to the NIH to continue funding, or to withhold or restrict support for lack of progress or failure to adhere to NIH policies. Review of progress may include regular communications between the Principal Investigator and NIH staff, periodic site visits for discussions with research teams, fiscal review, and other relevant matters. The NIH retains the option of organizing periodic external review of progress.

Prepare up-to-date summaries of program accomplishments based on manuscripts provided by the awardee within two weeks of acceptance for publication.

Participate (with the other trans-NIH Microphysiological Systems Working Group members) in the group process of setting research priorities, deciding optimal research approaches and protocol designs, and contributing to the adjustment of research protocols, project milestones or approaches as warranted.

Serve as a liaison between the awardees, the Advisory Councils for those Institutes that plan to administer elements of the NIH Tissue Chips program, and the larger scientific community.
Coordinate the efforts of the awardee with others engaged in microphysiological systems research, including other awardees under this FOA and those awardees involved in related NIH programs.
Attend all trans-NIH Microphysiological Systems Working Group meetings and assist in developing operating guidelines, quality control procedures, and consistent policies for dealing with recurrent situations that require coordinated action.
Periodically report progress to the Directors of NIH institutes involved in the NIH Tissue Chip program.
Lend relevant expertise and overall knowledge of NIH-sponsored research to facilitate the selection of scientists not affiliated with the awardee institutions who are to serve as External Scientific Consultants, as needed.
Maintain public-private partnerships established under the NIH Tissue Chip program.
Work directly with industry and regulatory partners on maintaining or modifying standardized protocols to test MPS devices.
Provide input into the design of research activities and play a key role in coordinating research efforts.
Monitor milestone progress and help identify recourses if needed.
Ensure that the awarded project(s) adhere to cooperative agreement data-sharing and other resource-sharing policies.
Facilitate collaborations with and access to other NIH-supported research resources and services.
Facilitate negotiations with companies interested in working with the awardees.
Provide advice on project management and technical performance.
Coordinate and manage trans-NIH Microphysiological Systems Working Group efforts.
Provide guidance to the awardees on private-public partnerships and regulatory agency policies.
Invite experts with relevant scientific expertise to provide feedback on TC program activities.
The NIH reserves the right to curtail or phase out the award in the event of (1) a substantial shortfall in accomplishing the management goals and responsibilities as stated in the reviewed application, (2) failure to meet procedures and milestones, and/or (3) substantive changes in the management of award(s) that are not in keeping with the objectives of the FOA.
The NIH will enlist additional scientific consultants as necessary from within the NIH, other government agencies, and from industry partners whose function will be to assist the Program Director in carrying out the goals and aims of the approved studies.

Areas of Joint Responsibility include:

Collectively, awardee(s) and the Project Scientist will determine criteria and processes for quality control of information and data to be posted for the research community, consistent with NIH policies and achieving the goals of the program as described in this Funding Opportunity Announcement.
Participate in recurring monthly meetings to discuss progress, obstacles and any other TC-related issues and/or activities.

The NIH will enlist additional scientific experts as necessary from within the NIH, other government agencies, such as the FDA, and from industry partners whose function will be to assist the Program Director in carrying out the goals and aims of the approved studies.

Dispute Resolution:

Any disagreements that may arise in scientific or programmatic matters (within the scope of the award) between award recipients and the NIH may be brought to Dispute Resolution. A Dispute Resolution Panel composed of three members will be convened. It will have three members: a designee chosen without NIH staff voting, one NIH designee,

and a third designee with expertise in the relevant area who is chosen by the other two; in the case of individual disagreement, the first member may be chosen by the individual awardee. This special dispute resolution procedure does not alter the awardee's right to appeal an adverse action that is otherwise appealable in accordance with PHS regulation 42 CFR Part 50, Subpart D and DHHS regulation 45 CFR Part 16.

ANNUAL FEDERAL FINANCIAL REPORT REQUIREMENT

The FFR must be submitted electronically through the HHS Payment Management System, available at https://pms.psc.gov/. Additional information on electronic submission of FFRs is available on the PMS Program Support Center Homepage or by contacting the PMS Helpdesk at: PMSSupport@psc.hhs.gov or (877) 614-5533. For additional information on the change in submission requirements view NOT-OD-20-127 and related announcements.

COMMUNICATIONS/PRESS RELEASE

If the grantee plans to issue a press release concerning the outcome of NCATS grant-supported research, it should notify the NCATS Office of Communications at 301-435-0888, in advance to allow for coordination.

The NCATS WWW home page is at http://ncats.nih.gov/

SPREADSHEET SUMMARY
AWARD NUMBER: 4UH3TR003081-02

INSTITUTION: UNIVERSITY OF CENTRAL FLORIDA BOARD OF TRUSTEES

Budget	Year 2
Salaries and Wages	$313,878
Fringe Benefits	$45,897
Personnel Costs (Subtotal)	$359,775
Consultant Services	$120,000
Materials & Supplies	$246,393
Travel	$9,450
Other	$14,382
Subawards/Consortium/Contractual Costs	$1,268,325
TOTAL FEDERAL DC	$2,018,325
TOTAL FEDERAL F&A	$363,099
TOTAL COST	$2,381,424

Facilities and Administrative Costs	Year 2
F&A Cost Rate 1	49%
F&A Cost Base 1	$741,018
F&A Costs 1	$363,099

FDP Cost Reimbursement Subaward

Run Template

Federal Awarding Agency: National Institutes of Health (NIH)

Pass-Through Entity (PTE):	**Subrecipient:**
The University of Central Florida Board of Trustees	Hesperos, Inc
PTE PI: Dr. James J Hickman	Sub PI: Dr. Michael L Shuler
PTE Federal Award No: 4UH3TR003081-02	Subaward No: 63016A24

Project Title: Multi-organ human-on-a-chip system to address overdose and acute and chronic efficacy and off-target toxicity

Subaward Budget Period: Start: 09/07/2021 ? End: 07/31/2024 ?	Amount Funded This Action (USD): $ 1,268,325.00
Estimated Period of Performance: Start: 09/07/2021 End: 07/31/2024	Incrementally Estimated Total (USD): $ 1,268,325.00

Terms and Conditions

1. PTE hereby awards a cost reimbursable subaward, (as determined by 2 CFR 200.331), to Subrecipient. The Statement of Work and budget for this Subaward are as shown in Attachment 5. In its performance of Subaward work, Subrecipient shall be an independent entity and not an employee or agent of PTE.

2. Subrecipient shall submit invoices not more often than monthly and not less frequently than quarterly for allowable costs incurred. Upon the receipt of proper invoices, the PTE agrees to process payments in accordance with this Subaward and 2 CFR 200.305. All invoices shall be submitted using Subrecipient's standard invoice, but at a minimum shall include current and cumulative costs (including cost sharing), breakdown by major cost category, Subaward number, and certification, as required in 2 CFR 200.415(a). Invoices that do not reference PTE Subaward number shall be returned to Subrecipient. Invoices and questions concerning invoice receipt or payments shall be directed to the party's Financial Contact, shown in Attachment 3A.

3. A final statement of cumulative costs incurred, including cost sharing, marked "FINAL" must be submitted to PTE's Financial Contact, as shown in Attachment 3A, not later than 60 days after the final Budget Period end date. The final statement of costs shall constitute Subrecipient's final financial report.

4. All payments shall be considered provisional and are subject to adjustment within the total estimated cost in the event such adjustment is necessary as a result of an adverse audit finding against the Subrecipient.

5. Matters concerning the technical performance of this Subaward shall be directed to the appropriate party's Principal Investigator as shown in Attachments 3A and 3B. Technical reports are required as shown in Attachment 4.

6. Matters concerning the request or negotiation of any changes in the terms, conditions, or amounts cited in this Subaward, and any changes requiring prior approval, shall be directed to the PTE's Administrative Contact and the Subrecipient's Authorized Official Contact shown in Attachments 3A and 3B. Any such change made to this Subaward requires the written approval of each party's Authorized Official as shown in Attachments 3A and 3B.

7. The PTE may issue non-substantive changes to the Budget Period(s) and Budget Bilaterally. Unilateral modification shall be considered valid 14 days after receipt unless otherwise indicated by Subrecipient when sent to Subrecipient's Authorized Official Contact, as shown in Attachment 3B.

8. Each party shall be responsible for its negligent acts or omissions and the negligent acts or omissions of its employees, officers, or directors, to the extent allowed by law.

9. Either party may terminate this Subaward with 30 days written notice. Notwithstanding, if the Awarding Agency terminates the Federal Award, PTE will terminate in accordance with Awarding Agency requirements. PTE notice shall be directed to the Administrative Contact, and Subrecipient notice shall be directed to the Authorized Official Contact as shown in Attachments 3A and 3B. PTE shall pay Subrecipient for termination costs as allowable under Uniform Guidance, 2 CFR 200, or 45 CFR Part 75 Appendix IX, as applicable

10. By signing this Subaward, including the attachments hereto which are hereby incorporated by reference, Subrecipient certifies that it will perform the Statement of Work in accordance with the terms and conditions of this Subaward and the applicable terms of the Federal Award, including the appropriate Research Terms and Conditions ("RTCs") of the Federal Awarding Agency, as referenced in Attachment 2. The parties further agree that they intend this subaward to comply with all applicable laws, regulations, and requirements.

By an Authorized Official of the PTE:	By an Authorized Official of the Subrecipient:
______________________ Date:	Nathan Post (signature) Date: 11/09/2021
Name: Elena Andreeva, MS	Name: Nathan Post
Title: Subaward Specialist III, Sponsored Programs	Title: Business Operations Director

Attachments to Subaward

The information herein has been redacted pursuant to Item 601 of Regulation S-K because it (1) is not material to investors and (2) is the type that the registrant treats as private or confidential.